EXHIBIT 10.34


                        CREDIT AGREEMENT

                 DATED AS OF DECEMBER 27, 1995

                             AMONG

                      AST RESEARCH, INC.,



                 BANK OF AMERICA NATIONAL TRUST
                    AND SAVINGS ASSOCIATION,
                           AS AGENT,

                              AND

         THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO


                          ARRANGED BY


                      BA SECURITIES, INC.







                       TABLE OF CONTENTS

Section                                                      Page

ARTICLE I

DEFINITIONS                                                     1
1.01       Certain Defined Terms                                1
1.02       Other Interpretive Provisions                       15
1.03       Accounting Principles                               16

ARTICLE II

THE CREDITS                                                    16
2.01      Amounts and Terms of Commitments                     16
2.02      Loan Accounts                                        17
2.03      Procedure for Borrowing                              17
2.04      Conversion and Continuation Elections                18
2.05      Voluntary Termination or Reduction of Commitments    19
2.06      Optional Prepayments                                 20
2.07      Repayment                                            20
2.08      Interest                                             20
2.09      Fees                                                 21
          (a) Arrangement, Agency Fees                         21
          (b) Commitment Fees                                  21
2.10      Computation of Fees and Interest                     22
2.11      Payments by the Company                              22
2.12      Payments by the Banks to the Agent                   22
2.13      Sharing of Payments, Etc.                            23
2.14      Extension of Termination Date                        24

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY                         24
3.01      Taxes                                                24
3.02      Illegality                                           27
3.03      Increased Costs and Reduction of Return              28
3.04      Funding Losses                                       29
3.05      Inability to Determine Rates                         29
3.06      Invoices of Banks                                    30
3.07      Survival                                             30
3.08      Replacement Bank                                     30

ARTICLE IV

CONDITIONS PRECEDENT                                           31

4.01      Conditions of Initial Loans                          31
          (a)   Credit Agreement and Notes                     31
          (b)   Resolutions; Incumbency                        31
          (c)   Organization Documents; Good Standing          32
          (d)   Legal Opinions                                 32
          (e)   Payment of Fees                                32
          (f)   Certificate                                    32
          (g)   Guaranty                                       33
          (h)   Consents                                       33
          (i)   Other Documents                                33
4.02      Conditions to All Borrowings                         33
          (a)   Notice of Borrowing                            33
          (b)   Continuation of Representations and
                Warranties                                     33
          (c)   No Existing Default                            33

ARTICLE V

REPRESENTATIONS AND WARRANTIES                                 33
5.01      Corporate Existence and Power                        33
5.02      Corporate Authorization; No Contravention            34
5.03      Governmental Authorization                           34
5.04      Binding Effect                                       34
5.05      Litigation                                           35
5.06      No Default                                           35
5.07      ERISA Compliance                                     35
5.08      Use of Proceeds; Margin Regulations                  37
5.09      Title to Properties                                  37
5.10      Taxes                                                37
5.11      Financial Condition; No Material Adverse Change      37
5.12      Environmental Matters                                38
5.13      Regulated Entities                                   38
5.14      No Burdensome Restrictions                           39
5.15      Solvency                                             39
5.16      Copyrights, Patents, Trademarks and Licenses, Etc.   39
5.17      Subsidiaries                                         39
5.18      Full Disclosure                                      39

ARTICLE VI

AFFIRMATIVE COVENANTS                                          40
6.01      Financial Statements                                 40
6.02      Certificates; Other Information                      40
6.03      Notices                                              41
6.04      Preservation of Corporate Existence, Etc.            42
6.05      Maintenance of Property                              42
6.06      Insurance                                            42
6.07      Payment of Obligations                               43
6.08      Compliance with Laws                                 43
6.09      Compliance with ERISA                                43
6.10      Inspection of Property and Books and Records         44
6.11      Environmental Laws                                   44
6.12      Use of Proceeds                                      44

ARTICLE VII

NEGATIVE COVENANTS                                             44
7.01      Limitation on Liens                                  44
7.02      Disposition of Assets                                46
7.03      Consolidations and Mergers                           47
7.04      Loans and Investments                                48
7.05      Transactions With Affiliates                         49
7.06      Compliance With ERISA                                49
7.07      Restricted Payments                                  50
7.08      Use of Proceeds                                      50
7.09      Change in Business                                   50
7.10      Accounting Changes                                   51

ARTICLE VIII

EVENTS OF DEFAULT                                              51
8.01      Event of Default                                     51
          (a) Non-Payment                                      51
          (b) Representation or Warranty                       51
          (c) Specific Defaults                                51
          (d) Other Defaults                                   51
          (e) Cross-Default                                    51
          (f) Insolvency; Voluntary Proceedings                52
          (g) Involuntary Proceedings                          52
          (h) ERISA                                            52
          (i) Monetary Judgments                               53
          (j) Non-Monetary Judgments                           53
          (k) Change of Control                                53
          (l) Guarantor Defaults                               53
8.02      Remedies                                             53
8.03      Rights Not Exclusive                                 54

ARTICLE IX

THE AGENT                                                      54
9.01          Appointment and Authorization; "Agent"           54
9.02          Delegation of Duties                             54
9.03          Liability of Agent                               55
9.04          Reliance by Agent                                55
9.05          Notice of Default                                56
9.06          Credit Decision                                  56
9.07          Indemnification of Agent                         56
9.08          Agent in Individual Capacity                     57
9.09          Successor Agent                                  57
9.10          Withholding Tax                                  58

ARTICLE X

MISCELLANEOUS                                                   59
10.01         Amendments and Waivers                            59
10.02         Notices                                           60
10.03         No Waiver; Cumulative Remedies                    61
10.04         Costs and Expenses                                61
10.05         Company Indemnification                           62
10.06         Payments Set Aside                                62
10.07         Successors and Assigns                            62
10.08         Assignments, Participations, Etc.                 62
10.09         Confidentiality                                   64
10.10         Set-off                                           65
10.11         Notification of Addresses, Lending Offices, Etc.  65
10.12         Counterparts                                      65
10.13         Severability                                      65
10.14         No Third Parties Benefited                        66
10.15         Governing Law and Jurisdiction                    66
10.16         Waiver of Jury Trial                              66
10.17         Entire Agreement                                  66

SCHEDULES

Schedule 2.01       Commitments
Schedule 5.05       Litigation
Schedule 5.07       ERISA
Schedule 5.12       Environmental Matters
Schedule 5.17(a)    Subsidiaries
Schedule 5.17(b)    Affiliates
Schedule 7.01       Permitted Liens
Schedule 7.05       Transactions with Affiliates
Schedule 7.09       Permitted Changes in Business
Schedule 10.02      Lending Offices; Addresses for Notices

EXHIBITS

Exhibit A           Form of Notice of Borrowing
Exhibit B           Form of Notice of Conversion/Continuation
Exhibit C           Form of Compliance Certificate
Exhibit D           Form of Legal Opinion of Company's California Counsel
Exhibit E           Form of Legal Opinion of Guarantor's California Counsel
Exhibit F           Form of Legal Opinion of Guarantor's Korea Counsel
Exhibit G           Form of Assignment and Acceptance
Exhibit H           Form of Promissory Note
Exhibit I           Form of Guaranty
Exhibit J           Form of Satisfaction of Conditions Certificate

                        CREDIT AGREEMENT


     This CREDIT AGREEMENT is entered into as of December 20, 1995, among AST Research, Inc., a Delaware corporation (the "Company"), the several financial institutions from time to time party to this Agreement (collectively, the "Banks"; individually, a "Bank"), and Bank of America National Trust and Savings Association, as agent for the Banks.

     WHEREAS, the Banks have agreed to make available to the Company a revolving credit facility upon the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:


                          DEFINITIONS

Certain Defined Terms   The following terms have the following meanings:

            "Acquiree" means any Person, control of which is to be acquired in, or who is the target of, or will or having a division or business that will be acquired in, an Acquisition.

            "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in
     (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Company or the Subsidiary is the surviving entity.

            "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

            "Agent" means BofA in its capacity as agent for the Banks hereunder, and any successor agent arising under Section 9.09.

            "Agent-Related Persons" means BofA and any successor agent arising under Section 9.09, together with their respective Affiliates (including, in the case of BofA, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

            "Agent's Payment Office" means the address for payments set forth on
     Schedule 10.02 or such other address as the Agent may from time to time specify.

            "Agreement" means this Credit Agreement.

            "Applicable Margin" means

                   with respect to Base Rate Loans, 0%; and

                   with respect to Offshore Rate Loans, .25%.

            "Arranger" means BA Securities, Inc., a Delaware corporation.

            "Assignee" has the meaning specified in subsection 10.08(a).

            "Attorney Costs" means and includes all reasonable fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

            "Bank" has the meaning specified in the introductory clause hereto.

            "Bankruptcy Code" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. Section101, et seq.).

            "Base Rate" means, for any day, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate; and (b) the rate of interest in effect for such day as publicly announced from time to time by BofA in San Francisco, California, as its "reference rate." (The "reference rate" is a rate set by BofA based upon various factors including BofA's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.)

            Any change in the reference rate announced by BofA shall take effect at the opening of business on the day specified in the public announcement of such change.

            "Base Rate Loan" means a Loan that bears interest based on the Base Rate.

            "BofA" means Bank of America National Trust and Savings Association, a national banking association.

            "Borrowing" means a borrowing hereunder consisting of Loans of the same Type made to the Company on the same day by the Banks under Article II, and, other than in the case of Base Rate Loans, having the same Interest Period.

            "Borrowing Date" means any date on which a Borrowing occurs under
     Section 2.03.

            "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or San Francisco are authorized or required by law to close and, if the applicable Business Day relates to any Offshore Rate Loan, means such a day on which dealings are carried on in the applicable offshore dollar interbank market.

            "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

            "Capital Lease Obligations" means all monetary obligations of the Company or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

            "Change of Control" means when (a) the Guarantor and it Subsidiaries shall cease to own directly or indirectly at least 40% of the outstanding capital stock of the Company which is entitled to vote in the election of directors or (b) any Person other than the Guarantor and its Subsidiaries
     (i) shall own, directly or indirectly, 30% or more of the outstanding capital stock of the Company which is entitled to vote in the election of directors or (ii) shall have the ability to elect a majority of the board of directors of the Company.

            "Closing Date" means the date on which all conditions precedent set forth in Section 4.01 are satisfied or waived by all Banks (or, in the case of subsection 4.01(e), waived by the Person entitled to receive such payment).

            "Code" means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

            "Commitment," as to each Bank, has the meaning specified in
     Section 2.01.

            "Company," has the meaning specified in the introductory paragraph hereof.

            "Compliance Certificate" means a certificate substantially in the form of Exhibit C.

            "Consolidated Subsidiaries" means, at any time, those Subsidiaries of the Company that in accordance with GAAP would be consolidated with the Company for financial reporting purposes.

            "Consolidated Total Assets" means, as of any date of determination, the aggregate amount of all assets of the Company and its Subsidiaries that would, in accordance with GAAP, be required to be shown as assets on a consolidated balance sheet of the Company and its Subsidiaries as of such date.

            "Contingent Obligation" means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligation") of another Person (the "primary obligor"), including any obligation of that Person, whether or not contingent,
     (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to main tain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation set forth above of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation outstanding at any point in time in respect of which such Contingent Obligation is made or, if not stated or if indeterminable, the maximum anticipated liability in respect thereof as reasonably determined by the Company in accordance with past practices.

            "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

            "Controlled Group" means the Company and all Persons (whether or not incorporated) under common control or treated as a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code.

            "Conversion/Continuation Date" means any date on which, under
     Section 2.04, the Company (a) converts Loans of one Type to another Type, or (b) continues as Loans of the same Type, but with a new Interest Period, Loans having Interest Periods expiring on such date.

            "Credit" means the Loans and Commitments extended hereunder.

            "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

            "Dollars," "dollars" and "$" each mean lawful money of the United States.

            "Eligible Assignee" means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $1,000,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; and (c) a Person that is primarily engaged in the business of commercial banking and that is
     (i) a Subsidiary of a Bank, (ii) a Subsidiary of a Person of which a Bank is a Subsidiary, or (iii) a Person of which a Bank is a Subsidiary.

            "Environmental Claims" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

            "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters.

            "Environmental Permits" has the meaning specified in subsection 5.12(b).

            "ERISA" means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

            "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Company within the meaning of
     Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

            "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under
     Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under
     Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

            "Eurodollar Reserve Percentage" has the meaning specified in the definition of "Offshore Rate".

            "Event of Default" means any of the events or circumstances specified in Section 8.01.

            "Exchange Act" means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

            "FDIC" means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

            "Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

            "Fee Letter" has the meaning specified in subsection 2.09(a).

            "FRB" means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

            "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

            "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

            "Guarantor" means Samsung Electronics Co., Ltd., a Korean corporation.

            "Guaranty" means the Guaranty of the Guarantor in substantially the form of Exhibit I.

            "Hazardous Materials" means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, waste, solid waste, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

            "Indebtedness" of any Person means, without duplication,
     (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than ordinary course trade payables); (c) all reimbursement obligations with respect to surety bonds, letters of credit, bankers' acceptances and similar instruments (in each case, whether or not matured); (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property; provided, however, in such case the indebtedness shall be limited to the fair market value of such property); (f) all Capital Lease Obligations; (g) all indebtedness referred to in paragraphs (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (h) all direct or indirect guaranties in respect of and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in paragraphs (a) through (f) above. The amount of any Indebtedness of the kind set forth in paragraph (h) above shall be deemed to be an amount equal to the stated or determinable amount of Indebtedness outstanding at any point in time in respect of which such guarantee is made or, if not stated or if indeterminable, the amount reasonably determined by the Company in accordance with past practices.

            "Indemnified Liabilities" has the meaning specified in
     Section 10.05.

            "Indemnified Person" has the meaning specified in Section 10.05.

            "Independent Auditor" has the meaning specified in subsection
     6.01(a).

            "Insolvency Proceeding" means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

            "Interest Payment Date" means, as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and, as to any Base Rate Loan, the last Business Day of each calendar quarter and each date such Loan is converted into another Type of Loan.

            "Interest Period" means, as to any Offshore Rate Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as an Offshore Rate Loan, and ending on the date one, two, three or six months thereafter or on such other dates as the Agent and the Banks in their sole discretion may agree to;

     provided that:

                      (i) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of an Offshore Rate Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

                      (ii) any Interest Period pertaining to an Offshore Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

                      (iii) no Interest Period for any Loan shall extend beyond the Revolving Termination Date.

            "Investments" has the meaning specified in Section 7.04.

            "IRS" means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

            "Joint Venture" means a single-purpose corporation, partnership, limited liability company, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by the Company or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

            "Lending Office" means, as to any Bank, the office or offices of such Bank specified as its "Lending Office" or "Domestic Lending Office" or "Offshore Lending Office", as the case may be, on Schedule 10.02, or such other office or offices as such Bank may from time to time notify the Company and the Agent.

            "LIBOR" means the rate of interest per annum determined by the Agent from Telerate page 3750 to be the arithmetic mean (rounded upward to the next 1/16th of 1%) of the rates of interest per annum at which dollar deposits in the approximate amount of the amount of the Loan to be made or continued as, or converted into, an Offshore Rate Loan and having a maturity comparable to such Interest Period would be offered to major banks in the London interbank market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period. If no such quotations are available, LIBOR shall be determined by the Agent to be the arithmetic mean, rounded upward to the nearest 1/16th of one percent of the rates of interest per annum at which deposits in an amount approximately equal to the aggregate amount of such Offshore Loan requested to be borrowed, and having a maturity equal to such Interest Period are offered to the Agent in the London Interbank Market at or about 11:00 a.m. (London time) on the second Business Day before (and for value on) the commencement of such Interest Period.

            "Lien" means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease.

            "Loan" means an extension of credit by a Bank to the Company under
     Article II, and may be a Base Rate Loan or an Offshore Rate Loan (each, a "Type" of Loan).

            "Loan Documents" means this Agreement, any Notes, the Guaranty, the Fee Letter and all other documents delivered to the Agent or any Bank in connection herewith.

            "Majority Banks" means at any time Banks then holding at least 66-2/3% of the then aggregate unpaid principal amount of the Loans, or, if no such principal amount is then outstanding, Banks then having at least 66-2/3% of the Commitments.

            "Margin Stock" means "margin stock" as such term is defined in Regulation G, T, U or X of the FRB.

            "Marketable Investments" means investments held by the Company or any of its Subsidiaries in the form of cash equivalents or short-term marketable securities.

            "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Guarantor, the Company or the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Guarantor or the Company to perform under any Loan Document without default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company or the Guarantor of any Loan Document.

            "Material Subsidiary" means any Subsidiary of the Company for which, based upon the Company's most recent annual or quarterly consolidated and consolidating financial statements delivered to the Agent and the Banks pursuant to Section 6.01, the total assets of such Subsidiary exceeds five percent of the consolidated assets of the Company and its Consolidated Subsidiaries.

            "Multiemployer Plan" means a "multiemployer plan", within the meaning of Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

            "Note" means a promissory note executed by the Company in favor of a Bank pursuant to subsection 2.02(b), in substantially the form of Exhibit H.

            "Notice of Borrowing" means a notice in substantially the form of Exhibit A.

            "Notice of Conversion/Continuation" means a notice in substantially the form of Exhibit B.

            "Notice of Lien" means any "notice of lien" or similar document intended to be filed or recorded with any court, registry, recorder's office, central filing office or Governmental Authority for the purpose of evidencing, creating, perfecting or preserving the priority of a Lien securing obligations owing to a Governmental Authority.

            "Notice of Substitution" has the meaning specified in Section 3.08.

            "Obligations" means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Company to any Bank, the Agent, or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

            "Offshore Rate" means, for any Interest Period, with respect to Offshore Rate Loans comprising part of the same Borrowing, the rate of interest per annum determined by the Agent by reference to LIBOR.

            "Offshore Rate Loan" means a Loan that bears interest based on the Offshore Rate.

            "Organization Documents" means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation.

            "Other Taxes" has the meaning specified in Section 3.01(b).

            "Participant" has the meaning specified in subsection 10.08(d).

            "PBGC" means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

            "Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Company sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

            "Permitted Liens" has the meaning specified in Section 7.01.

            "Permitted Waiver" means, in respect of any default or event of default under any instrument or agreement evidencing any Indebtedness or Contingent Obligation, a written waiver (including by amendment), duly executed and delivered by the applicable creditor, permanently waiving such default or event of default.

            "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

            "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company sponsors or maintains or to which the Company makes, is making, or is obligated to make contributions and includes any Pension Plan.

            "Pro Rata Share" means, as to any Bank at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Bank's Commitment divided by the combined Commitments of all Banks.

            "Qualified Plan" means a pension plan (as defined in Section 3(2) of ERISA) intended to be tax-qualified under Section 401(a) of the Code and which any member of the Controlled Group sponsors, maintains, or to which it makes, is making or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding period covering at least five (5) plan years, but excluding any Multiemployer Plan.

            "Removed Bank" has the meaning specified in Section 3.08.

            "Replacement Bank" has the meaning specified in Section 3.08.

            "Reportable Event" means, any of the events set forth in
     Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

            "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

            "Responsible Officer" means the chief executive officer, chief financial officer, senior vice president, treasurer or the president of the Company.

            "Revolving Termination Date" means the earlier to occur of:

                      (a)  December 31, 1996;

                      (b)  364 days after the Closing Date; and

                      (c) the date on which the Commitments terminate in accordance with the provisions of this Agreement.

            "Solvent" means, as to any Person at any time, that (a) the fair value of the property of such Person is greater than the amount of such Person's liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(31) of the United States Bankruptcy Code (12 U.S.C.
     Section 101 et seq.); (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) taking into account all of such Person's then-available sources of liquidity, including borrowings, such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; and (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature.

            "Subsidiary" of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Company.

            "Surety Instruments" means all letters of credit (including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

            "Tangible Net Worth" means, at any time of determination, in respect of the Company and its Subsidiaries, determined on a consoli dated basis, total assets (exclusive of goodwill, licensing agreements, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and premium, deferred charges and other like intangibles) less total liabilities (including accrued and deferred income taxes), at such time.

            "Taxes" has the meaning specified in Section 3.01(a).

            "Type" has the meaning specified in the definition of "Loan."

            "Unfunded Pension Liability" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

            "United States" and "U.S." each means the United States of America.

            "Voluntary Lien" means any security agreement, pledge, assignment, hypothecation, charge or deposit arrangement, grant of mortgage, grant of deed of trust and any and all other Liens intentionally or voluntarily entered into or incurred by the Company or any of its Subsidiaries.

            "Wholly-Owned Subsidiary" means any corporation in which (other than directors' qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries, or both.

            Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

                 The words "hereof," "herein," "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                 (i) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

                   The term "including" is not limiting and means "including without limitation."

                   In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

                 Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

                 The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

                 This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

            Accounting Principles. (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

                 References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Company.

                          THE CREDITS

     Amounts and Terms of Commitments Each Bank severally agrees, on the terms and conditions set forth herein, to make Loans to the Company from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date, in an aggregate amount not to exceed at any time outstanding the amount set forth on Schedule 2.01 (such amount, as the same may be reduced under Section 2.05 or as a result of one or more assignments under
Section 10.08, the Bank's "Commitment"); provided, however, that, after giving effect to any Borrowing, the aggregate principal amount of all outstanding Loans shall not at any time exceed the combined Commitments. Within the limits of each Bank's Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.01, prepay under Section 2.06 and reborrow under this Section 2.01.

     Loan Accounts     (a) The Loans made by each Bank shall be evidenced by one
or more loan accounts or records maintained by such Bank in the ordinary course of business. The loan accounts or records maintained by the Agent and each Bank shall be conclusive absent manifest error of the amount of the Loans made by the Banks to the Company and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Loans.

                 Upon the request of any Bank made through the Agent, the Loans made by such Bank may be evidenced by one or more Notes, instead of or in addition to loan accounts. Each such Bank shall endorse on the schedules annexed to its Note(s) the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Company with respect thereto. Each such Bank is irrevocably authorized by the Company to endorse its Note(s) and each Bank's record shall be conclusive absent manifest error; provided, however, that the failure of a Bank to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Company hereunder or under any such Note to such Bank.

     Procedure for Borrowing. (a) Each Borrowing shall be made upon the Company's irrevocable written (or irrevocable notice via telephone confirmed immediately by a facsimile provided such notice is confirmed with an original written notice sent by mail or courier) notice delivered to the Agent in the form of a Notice of Borrowing (which notice must be received by the Agent prior to 9:00 a.m. (San Francisco time) (i) three Business Days prior to the requested Borrowing Date, in the case of Offshore Rate Loans; and (ii) on the Business Day that is the requested Borrowing Date, in the case of Base Rate Loans, specifying:

                           the amount of the Borrowing, which shall be in an
            aggregate minimum amount of $1,000,000 or any multiple of $100,000 in excess thereof;

                           the requested Borrowing Date, which shall be a
            Business Day;

                           the Type of Loans comprising the Borrowing; and

                           the duration of the Interest Period applicable to
            such Loans included in such notice. If the Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing comprised of Offshore Rate Loans, such Interest Period shall be three months.

provided, however, that with respect to the Borrowing to be made on the Closing Date, the Notice of Borrowing shall be delivered to the Agent not later than 1:00 p.m. (San Francisco time) one Business Day before the Closing Date and such Borrowing will consist of Base Rate Loans only.

                 The Agent will promptly notify each Bank of its receipt of any Notice of Borrowing and of the amount of such Bank's Pro Rata Share of that Borrowing.

                 Each Bank will make the amount of its Pro Rata Share of each Borrowing available to the Agent for the account of the Company at the Agent's Payment Office by 11:00 a.m. (San Francisco time) on the Borrowing Date requested by the Company in funds immediately available to the Agent. The proceeds of all such Loans will then be made available to the Company by the Agent at such office by crediting the account of the Company on the books of BofA with the aggregate of the amounts made available to the Agent by the Banks and in like funds as received by the Agent.

                 After giving effect to any Borrowing, unless the Agent shall otherwise consent, there may not be more than eight different Interest Periods in effect.

            Conversion and Continuation Elections (a) The Company may, upon irrevocable written notice (or irrevocable notice via telephone confirmed immediately by a facsimile provided such notice is confirmed with an original written notice sent by mail or courier) to the Agent in accordance with subsection 2.04(b):

                   elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of any other Type of Loans, to convert any such Loans (or any part thereof in an amount not less than $1,000,000, or that is in an integral multiple of $100,000 in excess thereof) into Loans of any other Type; or

                   elect, as of the last day of the applicable Interest Period, to continue any Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $1,000,000, or that is in an integral multiple of $100,000 in excess thereof);

provided, that if at any time the aggregate amount of Offshore Rate Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $1,000,000, such Offshore Rate Loans shall automatically convert into Base Rate Loans, and on and after such date the right of the Company to continue such Loans as, and convert such Loans into, Offshore Rate Loans shall terminate.

                 The Company shall deliver a Notice of Conversion/Continuation to be received by the Agent not later than 9:00 a.m. (San Francisco time) at least (i) three Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as Offshore Rate Loans; and
(ii) on the Business Day that is the Conversion/Continuation Date, if the Loans are to be converted into Base Rate Loans, specifying:

                           the proposed Conversion/Continuation Date;

                           the aggregate amount of Loans to be converted or
            continued;

                           the Type of Loans resulting from the proposed
            conversion or continuation; and

                           other than in the case of conversions into Base Rate
            Loans, the duration of the requested Interest Period.

                 If upon the expiration of any Interest Period applicable to Offshore Rate Loans, the Company has failed to select timely a new Interest Period to be applicable to such Offshore Rate Loans, or, subject to Subsection 2.04(e) wherein the Majority Banks may direct otherwise, if any Default or Event of Default then exists, the Company shall be deemed to have elected to convert such Offshore Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

                 The Agent will promptly notify each Bank of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Company, the Agent will promptly notify each Bank of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Bank.

                 Unless the Majority Banks otherwise consent, during the existence of a Default or Event of Default, the Company may not elect to have a Loan converted into or continued as an Offshore Rate Loan.

                 After giving effect to any conversion or continuation of Loans, unless the Agent shall otherwise consent, there may not be more than eight different Interest Periods in effect.

     Voluntary Termination or Reduction of Commitments. The Company may, upon not less than five Business Days' prior notice to the Agent, terminate the Commitments, or permanently reduce the Commitments by an aggregate minimum amount of $5,000,000 or any multiple of $1,000,000 in excess thereof; unless, after giving effect thereto and to any prepayments of Loans made on the effective date thereof, the then-outstanding principal amount of the Loans would exceed the amount of the combined Commitments then in effect. Once reduced in accordance with this Section, the Commitments may not be increased. Any reduction of the Commitments shall be applied to each Bank according to its Pro Rata Share. All accrued commitment fees to, but not including the effective date of any termination of Commitments, shall be paid on the effective date of such termination.

            Optional PrepaymentsSubject to Section 3.04, the Company may, at any time or from time to time, upon not less than (a) three Business Days' (in the case of Offshore Rate Loans) and (b) the same Business Day's (in the case of Base Rate Loans) irrevocable notice to the Agent, ratably prepay Loans in whole or in part, in minimum amounts of $1,000,000 or any multiple of $100,000 in excess thereof. Such notice of prepayment shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Agent will promptly notify each Bank of its receipt of any such notice, and of such Bank's Pro Rata Share of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to
Section 3.04.

     RepaymentThe Company shall repay to the Banks on the Revolving Termination Date the aggregate principal amount of Loans outstanding on such date.

            Interest (a) Each Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Offshore Rate or the Base Rate, as the case may be (and subject to the Company's right to convert to other Types of Loans under Section 2.04), plus the Applicable Margin.

                 Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Loans under Section 2.06 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Agent at the request or with the consent of the Majority Banks.

                 Notwithstanding subsection (a) of this Section, while any Event of Default exists or after acceleration, the Company shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Obligations, at a rate per annum which is determined by adding 1.50% per annum to the Applicable Margin then in effect for such Loans and, in the case of Obligations not subject to an Applicable Margin, at a rate per annum equal to the Base Rate plus 1.50%; provided, however, that, on and after the expiration of any Interest Period applicable to any Offshore Rate Loan outstanding on the date of occurrence of such Event of Default or acceleration, the principal amount of such Loan shall, during the continuation of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Base Rate plus 1.50%.

                 Anything herein to the contrary notwithstanding, the obligations of the Company to any Bank hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Bank would be contrary to the provisions of any law applicable to such Bank limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Bank, and in such event the Company shall pay such Bank interest at the highest rate permitted by applicable law.

            Fees a) Arrangement, Agency Fees. The Company shall pay an arrangement fee to the Arranger for the Arranger's own account, and shall pay an agency fee to the Agent for the Agent's own account, as required by the letter agreement ("Fee Letter") between the Company and the Arranger and Agent dated December 13, 1995.

                 Commitment FeesThe Company shall pay to the Agent for the account of each Bank a commitment fee on the average daily unused portion of such Bank's Commitment, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon the daily utilization for that quarter as calculated by the Agent, equal to .125 percent per annum. Such commitment fee shall accrue from the Closing Date to the Revolving Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter commencing on March 31, 1996 through the Revolving Termination Date, with the final payment to be made on the Revolving Termination Date; provided that, in connection with any reduction or termination of Commitments under Section 2.05, the accrued commitment fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the following quarterly payment being calculated on the basis of the period from such reduction or termination date to such quarterly payment date. The commitment fees provided in this subsection shall accrue at all times after the above-mentioned commencement date, including at any time during which one or more conditions in Article IV are not met.


     Computation of Fees and Interest. (a) All computations of fees and interest for Base Rate Loans when the Base Rate is determined by BofA's "reference rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

                 Each determination of an interest rate by the Agent shall be conclusive and binding on the Company and the Banks in the absence of manifest error.

            Payments by the Company (a) All payments to be made by the Company shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Company shall be made to the Agent for the account of the Banks at the Agent's Payment Office, and shall be made in dollars and in immediately available funds, no later than 10:00 a.m. (San Francisco time) on the date specified herein. The Agent will promptly distribute to each Bank its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received. Any payment received by the Agent later than 10:00 a.m. (San Francisco time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

                 Subject to the provisions set forth in the definition of "Interest Period" herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

                 Unless the Agent receives notice from the Company prior to the date on which any payment is due to the Banks that the Company will not make such payment in full as and when required, the Agent may assume that the Company has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Company has not made such payment in full to the Agent, each Bank shall repay to the Agent on demand such amount distributed to such Bank, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Bank until the date repaid.

            Payments by the Banks to the Agent (a) Unless the Agent receives notice from a Bank on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least by 9:30 a.m. (San Francisco time) on the date of such Borrowing, that such Bank will not make available as and when required hereunder to the Agent for the account of the Company the amount of that Bank's Pro Rata Share of the Borrowing, the Agent may assume that each Bank has made such amount available to the Agent in immediately available funds on the Borrowing Date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent any Bank shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made available to the Company such amount, that Bank shall on the Business Day following such Borrowing Date make such amount available to the Agent, together with interest at the Federal Funds Rate for each day during such period. A notice of the Agent submitted to any Bank with respect to amounts owing under this subsection (a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Bank's Loan on the date of Borrowing for all purposes of this Agreement.
If such amount is not made available to the Agent on the Business Day following the Borrowing Date, the Agent will notify the Company of such failure to fund and, upon demand by the Agent, the Company shall pay such amount to the Agent for the Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

                 The failure of any Bank to make any Loan on any Borrowing Date shall not relieve any other Bank of any obligation hereunder to make a Loan on such Borrowing Date, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on any Borrowing Date.

            Sharing of Payments, Etc If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder), such Bank shall immediately (a) notify the Agent of such fact, and (b) purchase from the other Banks such participations in the Loans made by them as shall be necessary to cause such purchasing Bank to share the excess payment pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank's ratable share (according to the proportion of (i) the amount of such paying Bank's required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Company agrees that any Bank so purchasing a participation from another Bank may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.10) with respect to such participation as fully as if such Bank were the direct creditor of the Company in the amount of such participation. The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Banks following any such purchases or repayments.

     Extension of Termination Date. Upon (a) the written request of the Company, received by the Agent not sooner than ninety (90) days nor later than sixty (60) days prior to the first anniversary of the Closing Date (and, if extended, thereafter at any time during the third month prior to the then current Revolving Termination Date), and (b) the written concurrence of all the Banks (in the sole discretion of each Bank) which is received by the Agent not later than thirty (30) days prior to the then current Revolving Termination Date, the Revolving Termination Date shall be extended for an additional one-year period commencing on the then current Revolving Termination Date. In the event such written concurrence from each and every one of the Banks is not received by the Agent on or before thirty (30) days prior to the then current Revolving Termination Date (after receipt by the Agent of such request from the Company), the Revolving Termination Date shall not be extended. The Agent will promptly notify each Bank of the receipt by it of a request under this subsection.

             TAXES, YIELD PROTECTION AND ILLEGALITY

            Taxes (a) Subject to subsection 3.01(g), any and all payments by the Company to each Bank or the Agent under this Agreement shall be made free and clear of, and without deduction or withholding for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, such taxes (including income taxes or franchise taxes including any interest or penalties thereon) as are imposed on or measured by each Bank's net income by any jurisdiction (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes").

                 In addition, the Company shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents (hereinafter referred to as "Other Taxes").

                 Subject to subsection 3.01(g), the Company shall indemnify and hold harmless each Bank and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.01) paid by the Bank or the Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days from the date the Bank or the Agent makes written demand therefor.

                 If the Company shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Bank or the Agent, then, subject to subsection 3.01(g):

                   the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01) and giving effect to the tax benefits such Bank or the Agent of such deduction or withholding (to the extent such benefits are reasonably determined without undue effort by the Agent or such Bank) such Bank or the Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made;

                   the Company shall make such deductions, and

                   the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

                 Within 30 days after the date of any payment by the Company of Taxes or Other Taxes, the Company shall furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Agent.

                 Each Bank which is a foreign Person (i.e., a Person other than a United States Person for United States federal income tax purposes) agrees that:

                   it shall, no later than the Closing Date (or, in the case of a Bank which becomes a party hereto pursuant to Section 10.08 after the Closing Date, the date upon which the Bank becomes a party hereto), deliver to the Company through the Agent two accurate and complete signed originals of Internal Revenue Service Form 4224 or any successor thereto ("Form 4224"), or two accurate and complete signed originals of Internal Revenue Service Form 1001 or any successor thereto ("Form 1001"), as appropriate, in each case indicating that the Bank is on the date of delivery thereof entitled to receive payments of principal, interest and fees under this Agreement free from withholding of United States federal income tax;

                   if at any time the Bank makes any changes necessitating a new form, it shall with reasonable promptness deliver to the Company through the Agent in replacement for, or in addition to, the forms previously delivered by it hereunder, two accurate and complete signed originals of Form 4224, or two accurate and complete signed originals of Form 1001, as appropriate, in each case indicating that the Bank is on the date of delivery thereof entitled to receive payments of principal, interest and fees under this Agreement free from withholding of United States federal income tax;

                   it shall, before or promptly after the occurrence of any event (including the passing of time but excluding any event mentioned in (ii) above) requiring a change in the most recent Form 4224 or Form 1001 previously delivered by such Bank and if the delivery of the same be lawful, deliver to the Company through the Agent two accurate and complete original signed copies of Form 4224 or Form 1001 in replacement for the forms previously delivered by the Bank; and

                   it shall, promptly upon the Company's reasonable request to that effect, deliver to the Company such other forms or similar documentation as may be required from time to time by any applicable law, treaty, rule or regulation in order to establish such Bank's tax status for withholding purposes.

                 The Company will not be required to pay any additional amounts in respect of United States federal income tax pursuant to subsection 3.01(d) to any Bank for the account of any Lending Office of such Bank:

                   if the obligation to pay such additional amounts would not have arisen but for a failure by such Bank to comply with its obligations under subsection 3.01(f) in respect of such Lending Office;

                   if such Bank shall have delivered to the Company a Form 4224 in respect of such Lending Office pursuant to subsection 3.01(f)(i), and such Bank shall not at any time be entitled to exemption from deduction or withholding of United States federal income tax in respect of payments by the Company hereunder for the account of such Lending Office for any reason other than a change in United States law or regulations or in the official interpretation of such law or regulations by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form 4224; or

                   if the Bank shall have delivered to the Company a Form 1001 in respect of such Lending Office pursuant to subsection 3.01(f)(i), and such Bank shall not at any time be entitled to exemption from deduction or withholding of United States federal income tax in respect of payments by the Company hereunder for the account of such Lending Office for any reason other than a change in United States law or regulations or any applicable tax treaty or regulations or in the official interpretation of any such law, treaty or regulations by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form 1001.

                 If the Company is required to pay additional amounts to any Bank or the Agent pursuant to subsection 3.01(d), then such Bank shall use its reasonable best efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such addi tional payment by the Company which may thereafter accrue if such change in the judgment of such Bank is not otherwise disadvantageous to such Bank.

                 The agreements and obligations of the Company contained in this
Section 3.01 shall survive the payment in full of all other Obligations.

     Illegality (a) If any Bank determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Bank or its applicable Lending Office to make Offshore Rate Loans, then, on notice thereof by the Bank to the Company through the Agent, any obligation of that Bank to make Offshore Rate Loans shall be suspended until the Bank notifies the Agent and the Company that the circumstances giving rise to such determination no longer exist.

                 If a Bank determines that it is unlawful to maintain any Offshore Rate Loan, the Company shall, upon its receipt of notice of such fact and demand from such Bank (with a copy to the Agent), prepay in full such Offshore Rate Loans of that Bank then outstanding, together with interest accrued thereon and amounts required under Section 3.04, either on the last day of the Interest Period thereof, if the Bank may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such Offshore Rate Loan. If the Company is required to so prepay any Offshore Rate Loan, then concurrently with such prepayment, the Company shall borrow from the affected Bank, in the amount of such repayment, a Base Rate Loan.

                 If the obligation of any Bank to make or maintain Offshore Rate Loans has been so terminated or suspended, the Company may elect, by giving notice to the Bank through the Agent that all Loans which would otherwise be made by the Bank as Offshore Rate Loans shall be instead Base Rate Loans.

                 Before giving any notice to the Agent under this Section, the affected Bank shall designate a different Lending Office with respect to its Offshore Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Bank, be illegal or otherwise disadvantageous to the Bank.

     Increased Costs and Reduction of (a) If any Bank determines that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the Offshore Rate or in respect of the assessment rate payable by any Bank to the FDIC for insuring U.S. deposits) in or in the interpretation of any law or regulation or (ii) the compliance by that Bank with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Bank of agreeing to make or making, funding or maintaining any Offshore Rate Loans, then the Company shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Agent), pay to the Agent for the account of such Bank, additional amounts as are sufficient to compensate such Bank for such increased costs.

                 If any Bank shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Bank (or its Lending Office) or any corporation controlling the Bank with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy and such Bank's desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, loans, credits or obligations under this Agreement, then, upon written demand of such Bank to the Company through the Agent, the Company shall pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for such increase. Any such Bank shall notify the Company in writing of its intent to demand such compensation under this Section 3.03.

     Funding LossesThe Company agrees to reimburse each Bank and to hold each Bank harmless from any loss or expense which the Bank may sustain or incur as follows:

                 upon the failure of the Company to borrow (including for purposes of continuing or converting) any Offshore Rate Loan after the Company has given a Notice of Borrowing with respect to Loans for any reason (including the occurrence of a Default or an Event of Default), the Company shall, on demand by each Bank, pay such Bank the amount (if any) by which (i) the interest which would have been payable on such Bank's Pro Rata Share of the amount the Company failed to borrow had such Bank's Pro Rata Share of such amount been borrowed and outstanding for the Interest Period specified in the request for such Borrowing exceeds (ii) the interest which would have been recoverable by such Bank by placing such unborrowed amount on deposit in the LIBOR markets for the Interest Period specified in the request for such Borrowing;

                 upon the failure of the Company to make any prepayment of a Loan after the Company has given notice in accordance with Section 2.06 for any reason, the Company agrees to reimburse each such Bank on demand for any loss, cost or expense which such Bank may sustain or incur, including any such loss, cost or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained;

                 upon the conversion of an Offshore Rate Loan or the prepayment of an Offshore Rate Loan in each case on a day which is not the last day of the Interest Period with respect thereto for any reason (including conversions pursuant to subsection 3.02(b)), the Company shall, on demand by such Bank, pay such Bank the amount (if any) by which (i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period exceeds (ii) the interest which would have been recoverable by such Bank by placing the amount so received on deposit in the LIBOR markets for a period starting on the date on which it was so received and ending on the last day of such Interest Period.

            This covenant shall survive the payment in full of all other Obligations.

     Inability to Determine Rates If the Majority Banks determine that for any reason adequate and reasonable means do not exist for determining the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan, or that the Offshore Rate applicable pursuant to subsection 2.08(a) for any requested Interest Period with respect to a proposed Offshore Rate Loan does not adequately and fairly reflect the cost to the Banks of funding such Loan, the Agent will promptly so notify the Company and each Bank. Thereafter, the obligation of the Banks to make or maintain Offshore Rate Loans, as the case may be, hereunder shall be suspended until the Agent, upon the instruction of the Majority Banks, revokes such notice in writing. Upon receipt of such notice, the Company may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Company does not revoke such Notice, the Banks shall make, convert or continue the Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Base Rate Loans instead of Offshore Rate Loans.

     Invoices of BanksAny Bank claiming reimbursement or compensation under this
Article III shall deliver to the Company (with a copy to the Agent) a written invoice of all such amounts as may be due together with a reasonably detailed calculation and explanation of the amount payable to the Bank hereunder, which amount shall be paid by the Company within 30 days of the date of invoice provided, however, that the Company shall have no liability for any amounts attributable to a period more than three months prior to invoice date in respect thereof.

            SurvivalThe agreements and obligations of the Company in this
Article III shall survive the payment of all other Obligations.

            Replacement Bank (a) If any Bank demands compensation under
Section 3.01, 3.02 or 3.03, the Company may, subject to the provisions of subsections (b) and (c) of this Section 3.08, remove such Bank ("Removed Bank") and designate another bank acceptable to the Agent, or, if BofA is the Removed Bank, acceptable to the Banks ("Replacement Bank"), to purchase the Removed Bank's share of the Credit, and to assume all of the Removed Bank's obligations under this Agreement.

                 Each substitution under subsection 3.08(a) shall be made upon the irrevocable written notice of the Company received by Agent and Removed Bank at least ten days prior to the date thereof (a "Notice of Substitution"). The Notice of Substitution shall identify the Removed Bank, the Replacement Bank and the effective date of the substitution.

                 The substitution specified in each Notice of Substitution shall take effect as of the date specified in such Notice of Substitution subject to the conditions precedent that the following are complied with or exist on and as of such date:

                   No Loan is to be made on the effective date of the substitution and there is no pending request for a Loan;

                   The Replacement Bank has purchased all of Removed Bank's share of the Credit and interest in this Agreement for a price equal to all principal, interest and commitment fees outstanding on such Removed Bank's share of the Credit on and as of the effective date of the substitution;

                   The Replacement Bank has assumed by an agreement in form and substance satisfactory to Removed Bank and Agent, or, if BofA is the Removed Bank in form and substance satisfactory to the Banks, all of Removed Bank's commitment to extend credit and other obligations under this Agreement; and

                   There exists no Default or Event of Default.

                      CONDITIONS PRECEDENT

            Conditions of Initial Loans. The obligation of each Bank to make its initial Loan hereunder is subject to the condition that the Agent shall have received on or before the Closing Date all of the following, in form and substance satisfactory to the Agent and its counsel (the existence of which satisfaction will be confirmed to the Company by delivery of a Certificate of the Agent in the form of Exhibit J), and in sufficient copies for each Bank:

                 Credit Agreement and Notes. This Agreement and the Notes executed by each party thereto;

                 Resolutions; Incumbency.

                   Copies of the resolutions of the board of directors of
     (A) the Company authorizing the transactions contemplated hereby and
     (B) the Guarantor authorizing the transactions contemplated by the Guaranty, each certified as of the Closing Date by the Secretary or an Assistant Secretary or other duly authorized officer of such Person; and

                   A certificate of the Secretary or Assistant Secretary or other duly authorized officer of each of the Company and the Guarantor certifying the names and true signatures of the officers of the Company and the Guarantor, respectively, authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by it, respectively, hereunder;


                 Organization Documents; Good Standing. Each of the following documents:

                   the certificate of incorporation and the bylaws of the Company as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of the Company as of the Closing Date; and

                   a good standing certificate for the Company from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation and each state where the Company is qualified to do business as a foreign corporation as of a recent date;


                 Legal Opinions

                   an opinion of Stradling, Yocca, Carlson & Rauth, California counsel to the Company and addressed to the Agent and the Banks, substantially in the form of Exhibit D;

                   an opinion of Gibson, Dunn & Crutcher, California counsel to the Guarantor and addressed to the Agent and the Banks, substantially in the form of Exhibit E;

                   an opinion of Shin & Kim, Korea counsel to the Guarantor and addressed to the Agent and the Banks, substantially in the form of Exhibit F;

                 Payment of FeesEvidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with Attorney Costs of BofA to the extent invoiced prior to the Closing Date; including any such costs, fees and expenses arising under or referenced in Sections 2.09 and 10.04;

                 CertificateA certificate signed by a Responsible Officer, dated as of the Closing Date, stating that:

                   the representations and warranties contained in Article V are true and correct on and as of such date, as though made on and as of such date;

                   no Default or Event of Default exists or would result from the initial Borrowing; and

                   there has occurred since September 30, 1995, no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect other than as previously disclosed in writing to the Agent and the Banks;

            GuarantyThe Guaranty executed and delivered by the Guarantor;

                 ConsentsCopies of all consents of any Governmental Authority required in connection with the Loan Documents; and

                 Other DocumentsSuch other approvals, opinions, documents or materials as the Agent or any Bank may request.

            Conditions to All Borrowings. The obligation of each Bank to make any Loan to be made by it is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date:

                 Notice of Borrowing. The Agent shall have received a Notice of Borrowing;

                 Continuation of Representations and WarrantiesThe representations and warranties in Article V shall be true and correct on and as of such Borrowing Date with the same effect as if made on and as of such Borrowing Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date); and

                 No Existing DefaultNo Default or Event of Default shall exist or shall result from such Borrowing.

Each Notice of Borrowing submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of each such notice and as of each Borrowing Date, that the conditions in this
Section 4.02 are satisfied.


                                   REPRESENTATIONS AND WARRANTIES

     The Company represents and warrants to the Agent and each Bank that:

            Corporate Existence and PowerThe Company and each of its Material
Subsidiaries:

                 is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

                 has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver and perform its obligations under the Loan Documents;

                 is duly qualified as a foreign corporation, licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except where the failure to so qualify would not have a Material Adverse Effect; and

                 is in compliance in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it and its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith, as to which a bona fide dispute may exist or which could not reasonably be expected to have a Material Adverse Effect.

            Corporate Authorization; No ContraventionThe execution and delivery of, and receipt of Loans and payment thereof and thereon and of other fees and expenses as provided for in, this Agreement and any other Loan Document to which the Company is party have been duly authorized by all necessary corporate action and do not and will not:

                 contravene the terms of the Company's certificate of incorporation, bylaws or other organizational document;

                 conflict with or result in any breach or contravention of, or the creation of any Lien under, any indenture, agreement, lease, instrument, Contractual Obligation, injunction, order, decree or undertaking to which the Company is a party; or

                 violate any Requirement of Law.

     Governmental AuthorizationNo approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery, performance or enforcement against the Company of this Agreement or any other Loan Document or any other instrument or agreement required hereunder to be made by the Company.

            Binding EffectThis Agreement and each other Loan Document to which the Company or any of its Subsidiaries is a party constitute the legal, valid and binding obligations of the Company, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

            Litigation

                 Except as specifically set forth in Schedule 5.05 hereto, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of any Responsible Officer or the general counsel of the Company or any person holding a similar position within the Company, threatened or contemplated at law, in equity, in arbitration or before any Governmental Authority, against the Company, or its Subsidiaries or any of their respective properties which: (i) purport to affect or pertain to this Agreement, or any Loan Document, or any of the transactions contemplated hereby or thereby; or
(ii) if determined adversely to the Company, or its Subsidiaries, could reasonably be expected to have a Material Adverse Effect.

                 No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery and performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

     No DefaultNo Default or Event of Default exists or would result from the incurring of obligations by the Company under this Agreement or any other Loan Document. Neither the Company, nor any of its Subsidiaries, is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would have a Material Adverse Effect.

            ERISA Compliance

                 Schedule 5.07 lists all Plans and separately identifies Plans intended to be Qualified Plans and Multiemployer Plans.

                 Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law, including all requirements under the Code or ERISA for filing reports (which are true and correct in all material respects as of the date filed), and benefits have been paid in accordance with the provisions of the Plan except where failure to comply would not have a Material Adverse Effect.

                 With respect to each Plan intended to qualify under the Code, the Company or a member of its Controlled Group has applied to the Internal Revenue Service for an advance determination letter to the effect that such Plan and related trust are so qualified and, to the best knowledge of the Company, no circumstances exist that would adversely affect the issuance of such letter or such qualification (other than changes required to be made pursuant to the Tax Reform Act of 1986 and subsequent laws and regulations, which will be made within the applicable remedial amendment period under section 401(b) of the
Code).

                 Except as set forth on Schedule 5.07, no Plan subject to Title IV of ERISA has any Unfunded Pension Liability.

                 Except as set forth in Schedule 5.07, no member of the Controlled Group has ever represented, promised or contracted (whether in oral or written form) to any current or former employee (either individually or to employees as a group) that such current or former employee(s) would be provided, at any cost to any member of the Controlled Group, with life insurance or employee welfare plan benefits (within the meaning of Section 3(1) of ERISA) following retirement or termination of employment. To the extent that any member of the Controlled Group has made any such representation, promise or contract, such member has expressly reserved the right to amend or terminate such life insurance or employee welfare plan benefits with respect to claims not yet incurred.

                 Members of the Controlled Group have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code.

                 Except as set forth in Schedule 5.07, no ERISA Event has occurred or is reasonably expected to occur with respect to any Plan.

                 There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, other than routine claims for benefits in the usual and ordinary course and claims that are not reasonably likely to have a Material Adverse Effect, asserted or instituted against (i) any Plan maintained or sponsored by the Company or its assets, (ii) any member of the Controlled Group with respect to any Qualified Plan, or (iii) any fiduciary with respect to any Plan for which the Company may be directly or indirectly liable, through indemnification obligations or otherwise.

                 Except as set forth in Schedule 5.07, neither the Company nor any ERISA Affiliate has incurred nor reasonably expects to incur (i) any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan or (ii) any liability under Title IV of ERISA (other than premiums due and not delinquent under Section 4007 of ERISA) with respect to a Plan.

                 Except as set forth in Schedule 5.07, neither the Company nor any ERISA Affiliate has transferred any Unfunded Pension Liability outside of the Controlled Group or otherwise engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

                 No member of the Controlled Group has engaged, directly or indirectly, in a non-exempt prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan which has a reasonable likelihood of having a Material Adverse Effect.

     Use of Proceeds; Margin RegulationsThe proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 6.12 and
Section 7.08. Neither the Company nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

     Title to PropertiesThe Company and each of its Subsidiaries has good record and marketable title in all their real property, except for Permitted Liens and such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect.

            Taxes. The Company and its Subsidiaries have filed all federal and other material tax returns and reports required to be filed and have paid all federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets other wise due and payable except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP and no Notice of Lien has been filed or recorded. There is no proposed tax assessment against the Company or any of its Subsidiaries which would, if the assessment were made, have a Material Adverse Effect.

     Financial Condition; No Material Adverse Change

                 The unaudited consolidated financial statements of financial condition of the Company and its Subsidiaries dated September 30, 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for the fiscal period ended on that date:

                   were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein;

                   are complete, accurate and fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby, subject to normal year-end audit adjustments; and

                   show all material indebtedness and other material liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of the date thereof (including material liabilities for taxes and material commitments) all as required by GAAP for year-end reporting in accordance with the Company's past practices.

                 Except as disclosed in writing to the Agent and the Banks prior to the Closing Date, since September 30, 1995, there has occurred no event or circumstance that has resulted or will result (assuming for this purpose that no unanticipated mitigating circumstances will arise) in a material adverse change with respect to any of (i) the operations, business, properties or condition (financial or otherwise) of the Company and its Consolidated Subsidiaries taken as a whole; (ii) the ability of the Company to perform its obligations under the Loan Documents without default; or (iii) the legality, validity, binding effect or enforceability of any Loan Document.

            Environmental Matters.  Except as specifically identified in
Schedule 5.12:

                 the operations of the Company and each of its Subsidiaries comply in all respects with all Environmental Laws except such non-compliance which would not result in liability in excess, in the aggregate, of 5% of the Company's Tangible Net Worth;

                 the Company and each of its Subsidiaries have obtained all licenses, permits, authorizations and registrations required under any Environmental Law ("Environmental Permits") necessary for their operations, and all such Environmental Permits are in good standing, and the Company and each of its Subsidiaries are in compliance with all terms and conditions of such Environmental Permits, except such Environmental Permits of which the failure to obtain could not reasonably be expected to have a Material Adverse Effect; and

                 as of the Closing Date, neither the Company, nor any of its Subsidiaries or any of their present property or operations is in violation of any outstanding written order from or agreement with any Governmental Authority or other Person which expressly mentions the Company or such Subsidiary, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material. After the Closing Date, other than violations or proceedings which could not reasonably be expected to have a Material Adverse Effect, neither the Company, nor any of its Subsidiaries or any of their present property or operations is in violation of any outstanding written order from or agreement with any Governmental Authority or other Person which expressly mentions the Company or such Subsidiary, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material.

            Regulated Entities. None of the Company, any Person controlling the Company, or any Subsidiaries of the Company, (a) is an "Investment Company" within the meaning of the Investment Company Act of 1940; or (b) is limited in its ability to incur Indebtedness under the Public Utility Holding Company Act of 1935, the federal Power Act, the Interstate Commerce Act, any state public utilities code or any other federal or state statute or regulation.

            No Burdensome RestrictionsNeither the Company, nor any of its Subsidiaries is a party to or bound by any Contractual Obligation or subject to any charter or corporate restriction or any Requirement of Law which would probably be expected to have a Material Adverse Effect.

            SolvencyThe Company is Solvent.

     Error! Bookmark not defined. Copyrights, Patents, Trademarks and Licenses, Etc. The Company or any of its Consolidated Subsidiaries owns or is licensed or otherwise has the right to use all of the patents, trademarks, service marks, trade names, copyrights, franchises, authorizations and other rights the absence of which could not reasonably be expected to have a Material Adverse Effect on the operation of their respective businesses. As of the Closing Date, except where such infringement would not have a Material Adverse Effect, to the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed by the Company or any of its Subsidiaries infringes upon any rights owned by any other Person. Except as set forth on Schedule 5.05, as of the Closing Date, no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Company, proposed, which, in either case, would be likely to result in a Material Adverse Effect.

     SubsidiariesAs of the Closing Date, the Company has no Subsidiaries other than those listed on Schedule 5.17(a) hereto, and has no equity investments in any other corporation or entity that would constitute an Affiliate (other than Subsidiaries listed on Schedule 5.17(a)) except as listed on Schedule 5.17(b) hereto.

            Full DisclosureNone of the representations or warranties made by the Company or any of its Subsidiaries in the Loan Documents as of the date of such representations and warranties, and none of the statements contained in each Exhibit, Schedule, report, statement or certificate furnished by or on behalf of the Company or any of its Subsidiaries in connection with the Loan Documents, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading.

     AFFIRMATIVE COVENANTS
     So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Majority Banks waive compliance in writing:

            Financial StatementsThe Company shall deliver to the Agent, in form and detail satisfactory to the Agent and the Majority Banks, with sufficient copies for each Bank:

                 as soon as available, but not later than 90 days after the end of each fiscal year, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, shareholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of Ernst & Young LLP or another nationally-recognized independent public accounting firm ("Independent Auditor") which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company's or any Material Subsidiary's records; and

                 as soon as available, but not later than 50 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ended March 30, 1996), a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related consolidated statements of income, shareholders' equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Company and the Subsidiaries; provided, however, that such financial statements need not include footnotes and certain other financial presentations customarily presented only for audited year-end statements under GAAP.

            Certificates; Other InformationThe Company shall furnish to the Agent, with sufficient copies for each Bank:

                 within 90 days of the delivery of the financial statements referred to in subsection 6.01(a), and within 50 days of the delivery of the financial statements referred to in subsection 6.01(b), a Compliance Certificate executed by a Responsible Officer;

                 promptly (and in any event no later than 5 days after filing with the Securities and Exchange Commission), copies of all financial statements and reports that the Company sends to or files with the Securities and Exchange Commission; and

                 promptly, such additional information regarding the Company as the Agent, at the request of any Bank, may from time to time reasonably request.

            NoticesThe Company shall promptly notify the Agent and each Bank:

                 of the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance that, to the knowledge of any Responsible Officer, will become a Default or Event of Default;

                 of any matter that has resulted or may be reasonably likely to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary;
(ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary; including pursuant to any applicable Environmental Laws;

                 of the occurrence of any of the following events affecting the Company or any ERISA Affiliate (but in no event more than 10 days after such event), and deliver to the Agent and each Bank a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such event:

                   an ERISA Event;

                   a material increase in the Unfunded Pension Liability of any Pension Plan;

                   the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Company or any ERISA Affiliate; or

                   the adoption of any amendment to a Plan subject to
     Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability; or

                 of any material change in accounting policies or financial reporting practices by the Company or any of its Consolidated Subsidiaries.

            Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under subsection 6.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or foreseeably will be) breached or violated.

            Preservation of Corporate Existence, Etc. The Company shall and (with respect to clauses (a), (b) and (c)) shall cause each of its Material Subsidiaries to:

                 with respect to the Company, preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation and, with respect to the Material Subsidiaries, preserve and maintain in full force and effect the corporate existence and good standing under the laws of each state or jurisdiction of incorporation except where failure to take such actions could not reasonably be expected to have a Material Adverse Effect;

                 preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except in connection with
(i) dispositions of assets permitted by Section 7.02, (ii) transactions permitted by Section 7.03, and (iii) dissolution or abandonment of any Subsidiary in compliance with either Section 7.02 or 7.03, and the failure to maintain such rights, privileges, qualifications, permits, licenses and franchises would not have a Material Adverse Effect; provided, however, nothing set forth herein shall limit the application of Section 7.02 or 7.03;

                 preserve or renew all of its registered trademarks, trade names and service marks, the non-preservation of which could have a Material Adverse Effect; and

                 use its reasonable efforts, in the ordinary course, to preserve its business and the goodwill of its business.

            Maintenance of PropertyThe Company shall maintain, and shall cause each Subsidiary to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted, except as permitted by Section 7.02. The Company and each Subsidiary shall use the standard of care typical in the industry in the operation and maintenance of its facilities.

            InsuranceThe Company shall maintain, and shall cause each Subsidiary to maintain, with financially sound and reputable insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; provided, however, the Company and its Subsidiaries may, with the prior consent of the Majority Banks (which consent may be withheld in their reasonable credit judgment in light of prevailing credit standards), substitute for or augment any insurance with self-insurance; provided, further, that such self-insurance is adequate in view of the risks and financial condition of the Company and its Subsidiaries at such time and is in accordance with customary industry standards; and provided, further, that, for the purposes of this Section 6.06, the self-insurance programs of the Company for employee medical insurance and disability insurance in effect as of the Closing Date are approved.

            Payment of ObligationsThe Company shall, and shall cause each Subsidiary to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

                 all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary;

                 all lawful claims which, if unpaid, would by law become a Lien upon its property, other than Permitted Liens; and

                 all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except (i) where the amount or validity thereof is being contested in good faith by appropriate proceedings or as to which a bona fide dispute may exist and provision has been made in conformity with GAAP with respect thereto, or (ii) to the extent the failure to pay is due to a good faith error omission and will not in any event have a Material Adverse Effect.
     Compliance with Laws. The Company shall comply, and shall cause each Subsidiary to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist.

     Compliance with ERISA. The Company shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

            Inspection of Property and Books and Records. The Company shall maintain and shall cause each Subsidiary to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiary. The Company shall permit representatives and independent contractors of the Agent or any Bank to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, when an Event of Default exists the Agent or any Bank may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

            Environmental LawsThe Company shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in compliance with all Environmental Laws.

            Use of Proceeds. The Company shall use the proceeds of the Loans for working capital not in contravention of any Requirement of Law or of any Loan Document.
                       NEGATIVE COVENANTS

     So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Majority Banks waive compliance in writing:

            Limitation on LiensThe Company shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, or agree to do so, other than the following ("Permitted Liens"):

                 any Lien existing on the property of the Company on the Closing Date as set forth in Schedule 7.01 securing Indebtedness outstanding on such date;

                 any Lien created under any Loan Document;

                 Liens for taxes, fees, assessments or other governmental charges which are not yet delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 6.07, provided that
(i) no Notice of Lien has been filed or recorded in the United States of America and (ii) no Notice of Lien has been filed or recorded in any other jurisdiction except such Notices of Lien which would not have a Material Adverse Effect;

                 carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings;

                 Liens (other than any Lien imposed by ERISA) on the property of the Company or any of its Subsidiaries incurred, or pledges or deposits required in connection with worker's compensation, unemployment insurance, other social security legislation and Liens consisting of deposits placed with insurance companies for health insurance created in the ordinary course of business;

                 Liens on the property of the Company or any of its Subsidiaries securing (i) the performance of bids, trade contracts (other than for borrowed money), leases, subleases, statutory obligations and regulatory or other governmentally imposed obligations, and (ii) obligations on surety, appeal, performance or similar bonds, and (iii) other obligations of a like nature incurred in the ordinary course of business provided all such Liens in the aggregate would not have a Material Adverse Effect;

                 easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Company and its Subsidiaries;

                 purchase money security interests on any real or personal property acquired or held by the Company in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property or Capital Lease Obligations; provided that any such Lien attaches to such property concurrently with or within 30 days after the acquisition or refinancing thereof;

                 Liens on property existing prior to the acquisition of such property by the Company or its Subsidiaries and not created in anticipation of such acquisition;

                 Extensions and renewals of any Lien described in subsection 7.01(a), (b), (f), (h), (i) or (k);

                 Liens which constitute rights of set-off of a customary nature or bankers' Liens with respect to amounts on deposit, whether arising by operation of law or by contract, in connection with working capital facilities, operational services, lines of credit, term loans, or other credit facilities and similar arrangements entered into with banks in the ordinary course of business;

                 Other Liens incidental to the conduct of the business of the Company or any of its Subsidiaries or the ownership of their property which are incurred in the ordinary course of business (and are not security for borrowed money); provided such Liens do not exceed $10,000,000 in the aggregate; and

                 Liens arising in connection with any sale of accounts receivable permitted under Section 7.02; provided, that the Lien does not extend beyond the accounts receivable so sold or discounted except to the extent reasonably required by any purchaser of such accounts receivable.

            Disposition of AssetsThe Company shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any of its material assets, business or property (including accounts and notes receivable (with or without recourse) and equipment sale-leaseback transactions), or enter into any agreement to do any of the foregoing, except:

                 dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business and other dispositions of property (i) not necessary to the normal operations of the Company and its Subsidiaries taken as a whole as contemplated by this Agreement and (ii) which would not have a Material Adverse Effect;

                 the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment or the proceeds of such sale are promptly applied to the purchase price of such replacement equipment;

                 dispositions in connection with Investments permitted under
Section 7.04, provided that full, fair and reasonable consideration is received in return for any assets disposed of to acquire such Investments;

                 dispositions of any Investments, provided that fair and reasonable consideration is received in connection therewith as reasonably determined by the Company;

                 abandonments or dispositions for less than reasonably equivalent value, resulting from any seizure, forfeiture or taking, or any threatened or imminent seizure, forfeiture or taking, of licenses, franchises or properties of Subsidiaries located outside of the United States, so long as all such abandonments and other dispositions will not, in the aggregate, have a Material Adverse Effect;


                 the sale or discounting of accounts receivable by the Company or any Subsidiary, without restriction;

     sale of trade-related instruments arising in foreign countries, in the ordinary course of business, with or without recourse to the Company or any of its Subsidiaries, to banks or other financial service institutions, for fair value, provided that (i) the amount of any fees, discounts and other considera tion received by such banks or other financial service institutions is normal and customary, and (ii) such sales are customary business practices in the country where such activity takes place;

                 the sale or discounting of accounts receivable through asset-backed securitizations so long as fair market value is received for such accounts and so long as there would be no Material Adverse Effect;

                 disposition of the Company's headquarters building located at the address set forth in Section 10.02 in a sale-leaseback transaction so long as the Company receives fair market value for its ownership interest in its headquarters;

                 dispositions not otherwise permitted hereunder which are made for fair market value; provided, that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) the aggregate sales price from such disposition shall be paid in cash, and (iii) the aggregate value of all assets so sold by the Company and its Subsidiaries, together, shall not exceed in any fiscal year 15% of Consolidated Total Assets; and

                 such other dispositions as the Agent and the Majority Banks shall agree to in their sole discretion.

     Consolidations and MergersExcept as provided in Section 7.02, the Company shall not, and shall not permit any of its Material Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, except:

                 any Subsidiary of the Company may merge, consolidate or combine with or into, or transfer assets to the Company (provided that the Company shall be the continuing or surviving corporation) or with any one or more Subsidiaries of the Company (provided that if any transaction shall be between a Subsidiary and a Material Subsidiary that is a Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving corporation);

                 any Subsidiary of the Company may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company or another Wholly-Owned Subsidiary of the Company if, immediately after giving effect thereto, no Default or Event of Default would exist; and

                 the Company or any of its Subsidiaries may enter into any partnership or joint venture.

            Loans and InvestmentsThe Company shall not, directly or indirectly, purchase or acquire, or permit any of its Subsidiaries to purchase or acquire, or make any commitment therefor, any capital stock, equity interest, assets, obligations or other securities of or any interest in, any Person (including by merger), or make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Company ("Investments"), except for:

                 Investments in Marketable Investments;

                 extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business and ordinary course rescheduling of such amounts in connection with the collection thereof;

                 extensions of credit or capital contributions by the Company to any of its Subsidiaries or by any of its Subsidiaries to another of its Subsidiaries;

                 loans to officers or employees of the Company or any Subsidiary of the Company to the extent permitted by applicable law, charter and by-law provisions and which do not exceed in the aggregate amount outstanding at any time for the Company and its Subsidiaries $5,000,000 and are not for the purpose of an Acquisition;

                 Investments in connection with Acquisitions in the capital stock, assets, obligations or other securities of or interest in other Persons, provided, in each case, (i) the amount of consideration payable (including by assumption of liabilities) by the Company or its Subsidiary, when added to similar amounts for all transactions entered into after the Closing Date by the Company or any of its Subsidiaries, does not exceed $50,000,000; and (ii) (x) if any Acquiree is subject to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of such Act, the prior, effective written consent of the board of directors or equivalent governing body of the Acquiree is obtained and delivered to the Agent, or (y) if the Acquiree does not meet the qualifications set forth in clause (x) of this subclause (ii) of subsection 7.04(e), the prior effective written consent of the board of directors or equivalent governing body and the percent of any and all classes of stock or other equity of such Acquiree the consent of which, notwithstanding any provisions in the charter or by-laws of the Acquiree to the contrary, is required by applicable statute to consummate the Acquisition, is obtained and delivered to the Agent;

                 purchases or redemptions of debt obligations of the Company or its Subsidiaries so long as no Default or Event of Default exists and is continuing or would occur as a result thereof;

                 Investments for transactions permitted under subsection 7.03(c) hereof; and

                 other Investments not described above and that are not pro hibited elsewhere in this Agreement, to the extent such Investments do not exceed $25,000,000 outstanding at any one time and are not used for the purpose of an Acquisition.

Notwithstanding any provision in this Section 7.04 to the contrary, none of the following shall constitute "Investments" for purposes of this Section 7.04:

                   Any distributions paid or made in respect of the stock of the Company or any Subsidiary of the Company (whether in cash, property or stock of the Company or any such Subsidiary), or

                   Any payments (whether in cash, property or stock of the Company or any Subsidiary) to redeem, purchase or otherwise acquire any stock of the Company or any Subsidiary of the Company;

provided, in each case, (A) that any such distribution or payment is otherwise permitted under the terms of this Agreement, and (B) if any such distribution or payment is changed from the form in which it was received, it must comply with the provisions of this Section 7.04. For purposes of the preceding sentence, the term "stock" shall include warrants, options and other rights to purchase stock.

            Transactions With Affiliates. Except as set forth on Schedule 7.05, the Company shall not and shall not permit any of its Subsidiaries to enter into any transaction with any Affiliate of the Company or of any such Subsidiary except as contemplated by this Agreement or in the ordinary course of business and pursuant to the reasonable requirements of the business of the Company or such Subsidiary and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Company or such Subsidiary.

            Compliance With ERISAExcept with the specific written consent of the Majority Banks, which consent shall not unreasonably be withheld, the Company shall not directly or indirectly and shall not permit any ERISA Affiliate directly or indirectly (i) to terminate any Plan subject to Title IV of ERISA so as to result in any material (in the opinion of the Majority Banks) liability to the Company or any ERISA Affiliate, (ii) to permit to exist any ERISA Event or any other event or condition which presents the risk of a material (in the opinion of the Majority Banks) liability of the Company or any ERISA Affiliate, or (iii) to make a complete or partial withdrawal (within the meaning of ERISA section 4201) from any Multiemployer Plan so as to result in any material (in the opinion of the Majority Banks) liability to the Company or any ERISA Affiliate, (iv) to enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder (except in the ordinary course of business consistent with past practice) which could result in any material (in the opinion of the Majority Banks) liability to any member of the Controlled Group, or (v) permit the present value of all nonforfeitable benefits (within the meaning of ERISA section 4001(a)(8)) under each Plan (using the actuarial assump tions utilized by the PBGC upon termination of a Plan) materially (in the opinion of the Majority Banks) to exceed the fair market value of Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Plan.

            Restricted Payments. The Company shall not declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock or purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding; except that the Company and its Subsidiaries may:

                 declare and make dividend payments or other distributions payable solely in its common stock;

                 purchase, redeem or otherwise acquire shares of its common stock or warrants or options to acquire any such shares from employees terminating employment with the Company, pursuant to the Company's customary policies and procedures relating to such matters, up to a maximum aggregate amount of $5,000,000 in any fiscal year of the Company; and

                 purchase or redeem debt obligations convertible into Common Stock.

     Use of Proceeds. The Company shall not, and shall not suffer or permit any Subsidiary to, use any portion of the Loan proceeds, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance Indebtedness of the Company or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

            Change in Business. The Company shall not, and shall not suffer or permit any of its Material Subsidiaries to, engage in any material line of business which accounts for a substantial portion of the business or assets of the Company and its Subsidiaries as a whole which is substantially different from those lines of business carried on by it on the date hereof; provided, however, the specific activities listed on Schedule 7.09 hereto will not be deemed to be substantially different; provided, further, no inference as to the character of any other activities may be drawn from Schedule 7.09. The Company and its Consolidated Subsidiaries shall not cease to be primarily engaged in the manufacture or assembly of personal computers, and shall not voluntarily cease to operate its business as a manufacturer or assembler of personal computers for a significant period of time.

     Accounting ChangesThe Company shall not make any significant or material change in accounting treatment and reporting practices, except in accordance with GAAP.


                                   EVENTS OF DEFAULT

            Event of Default. Any of the following shall constitute an "Event of Default":

                 Non-PaymentThe Company fails to pay, (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within 10 days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other Loan Document; or

                 Representation or Warranty. Any representation or warranty by the Company or any Subsidiary made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Company, any Subsidiary, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made; or

                 Specific Defaults. The Company fails to perform or observe any term, covenant or agreement contained in any of Section 6.03 or in Article VII (except for Section 7.01 to the extent Liens are not Voluntary Liens and Section 7.06); or

                 Other Defaults. The Company fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 20 days after the earlier of (i) the date upon which a Responsible Officer knew or reasonably should have known of such failure or (ii) the date upon which written notice thereof is given to the Company by the Agent or any Bank; or

                 Cross-DefaultThe Company or any of its Subsidiaries (i) fails to make any payment in respect of any Indebtedness or Contingent Obligation, having an aggregate principal amount (including unused commitments and outstanding amounts) of more than $25,000,000, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and, in the case of payments other than in respect of principal, such failure continues without any Permitted Waiver for the duration of any grace period specified in the applicable document as of the time such failure occurs; or (ii) fails to perform or observe any other condition or covenant or any other event shall occur or condition exist under any agreement or instrument relating to any such Indebtedness or Contingent Obligation if same has an aggregate principal amount more than $25,000,000, and such failure continues without any Permitted Waiver for the duration of any grace period specified in the applicable document as of the time such failure occurs, if the effect of such event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such Indebtedness to be declared to be due and payable prior to its stated maturity or such Contingent Obligation to become payable (immediately or after expiration of any grace period); or

                 Insolvency; Voluntary Proceedings. The Company or any Material Subsidiary (i) ceases or fails to be Solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

            Involuntary Proceedings (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company's or any Material Subsidiary's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company or any Material Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or
(iii) the Company or any Material Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

                 ERISA (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $25,000,000;
(ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $25,000,000; or (iii) the Company or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under
Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $25,000,000; or

                 Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Company or any Material Subsidiary involving in the aggregate a liability (to the extent not covered by third-party insurance) as to any single or related series of transactions, incidents or conditions, of 10% of Tangible Net Worth or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 45 consecutive days after the entry thereof; or

            Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against the Company or any Subsidiary which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                 Change of Control.  There occurs any Change of Control; or

                 Guarantor Defaults. The Guarantor fails in any material respect to perform or observe any term, covenant or agreement in the Guaranty, or the Guaranty is for any reason partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise ceases to be in full force and effect, or the Guarantor or any other Person contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder, or any event described at subsections (f) or
(g) of this Section occurs with respect to the Guarantor, or the Guarantor fails to promptly obtain the payment authorization of the Guarantor's designated foreign exchange bank, which is currently Hanil Bank, required for payment under the Guaranty, or the Guarantor fails to maintain the approval of such designated foreign exchange bank that has approved the issuance, execution, delivery and performance of the Guaranty by the Guarantor or to promptly (and in any event within 15 days after a request for payment under the Guaranty) obtain the approval of such designated foreign exchange bank to any assignment of, or amendment to, the Guaranty.

     Remedies. If any Event of Default occurs, the Agent shall, at the request of, or may, with the consent of, the Majority Banks,

                 declare the Commitment of each Bank to make Loans to be terminated, whereupon such Commitments shall be terminated;

                 declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

                 exercise on behalf of itself and the Banks all rights and remedies available to it and the Banks under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection
(f) or (g) of Section 8.01 (in the case of clause (i) of subsection (g) upon the expiration of the 60-day period mentioned therein), the obligation of each Bank to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent or any Bank.

            Rights Not ExclusiveThe rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

                           THE AGENT

            Appointment and Authorization; "Agent. Each Bank hereby irrevocably (subject to Section 9.09) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set tc forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

     Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.
     Liability of Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken in good faith by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company's Subsidiaries or Affiliates.

            Reliance by Agent. (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

                 For purposes of determining compliance with the conditions specified in Section 4.01, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Bank.

            Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". The Agent will promptly notify the Banks of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Majority Banks in accordance with
Article VIII; provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.

            Credit Decision. Each Bank acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and credit worthiness of the Guarantor, the Company and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder.
Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and credit worthiness of the Company and the Guarantor. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Agent, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or credit worthiness of the Company which may come into the possession of any of the Agent-Related Persons.

     Indemnification of Agent. The Banks shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata, from and against any and all Indemnified Liabilities; provided, however, that no Bank shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.

            Agent in Individual Capacity. BofA and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though BofA were not the Agent hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, BofA or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Subsidiary) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans, BofA shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent, and the terms "Bank" and "Banks" include BofA in its individual capacity.

            Successor AgentThe Agent may, and at the request of the Majority Banks shall, resign as Agent upon 30 days' notice to the Banks. If the Agent resigns under this Agreement, the Majority Banks shall appoint from among the Banks a successor agent for the Banks. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Banks and the Company, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Agent hereunder until such time, if any, as the Majority Banks appoint a successor agent as provided for above.

            Withholding Tax (a) If any Bank is a "foreign corporation, partnership or trust" within the meaning of the Code and such Bank claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Bank agrees with and in favor of the Agent, to deliver to the Agent:

                   if such Bank claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, two properly completed and executed copies of IRS Form 1001 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

                   if such Bank claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Bank, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Bank and in each succeeding taxable year of such Bank during which interest may be paid under this Agreement; and

                  (iii) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Bank agrees to promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

                 If any Bank claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Bank sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Bank, such Bank agrees to notify the Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Company to such Bank. To the extent of such percentage amount, the Agent will treat such Bank's IRS Form 1001 as no longer valid.

                 If any Bank claiming exemption from United States withholding tax by filing IRS Form 4224 with the Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Bank, such Bank agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

                 If any Bank is entitled to a reduction in the applicable withholding tax, the Agent may withhold from any interest payment to such Bank an amount equivalent to the applicable withholding tax after taking into account such reduction. However, if the forms or other documentation required by subsection (a) of this Section are not delivered to the Agent, then the Agent may withhold from any interest payment to such Bank not providing such forms or other documentation an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.

                 If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered or was not properly executed, or because such Bank failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Banks under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Agent.

                         MISCELLANEOUS

     Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company therefrom, shall be effective unless the same shall be in writing and signed by the Majority Banks (or by the Agent at the written request of the Majority Banks) and the Company and acknowledged by the Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Banks and the Company and acknowledged by the Agent, do any of the following:

            increase or extend the Commitment of any Bank (or reinstate any Commitment terminated pursuant to Section 8.02);

            postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Banks (or any of them) hereunder or under any other Loan Document;

            reduce the principal of, or the rate of interest specified herein on any Loan, or (subject to clause (ii) below) any fees or other amounts payable hereunder or under any other Loan Document;

            change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Banks or any of them to take any action hereunder;

            amend this Section, or Section 2.13, or any provision herein providing for consent or other action by all Banks;

            modify the definition of "Majority Banks"; or

            waive any Event of Default under Sections 8.01(k) or (l);

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Majority Banks or all the Banks, as the case may be, affect the rights or duties of the Agent under this Agreement or any other Loan Document, and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto.

          Notices. (a) Except as set forth in subsection 10.02(c), all notices, requests, consents, approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Company by facsimile shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 10.02; or, as directed to the Company or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Company and the Agent. All notices to the Company shall be sent to 16215 Alton Parkway, Irvine, CA 92718, Attention: Treasurer (telecopy: 714-727-8584; telephone:
714-727-7717).

            Except as set forth in subsection 10.02(c), all such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article II or IX to the Agent shall not be effective until actually received by the Agent.

            Notwithstanding anything to the contrary herein, the Company may borrow, continue or convert Loans via telephonic communication so long as such telephonic communication is followed by facsimile confirmation thereof by no later than 11:00 a.m. ( San Francisco time) on the same day.

            Any agreement of the Agent and the Banks herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Agent and the Banks shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Agent and the Banks shall not have any liability to the Company or other Person on account of any action taken or not taken by the Agent or the Banks in reliance upon such telephonic or facsimile notice except for gross negligence or willful misconduct on the part of the Agent and the Banks. The obligation of the Company to repay the Loans shall not be affected in any way or to any extent by any failure by the Agent and the Banks to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and the Banks of a confirmation which is at variance with the terms understood by the Agent and the Banks to be contained in the telephonic or facsimile notice.

          No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

          Costs and ExpensesThe Company shall:

            pay or reimburse BofA (including in its capacity as Agent) promptly after written demand (subject to subsection 4.01(f)) for all reasonable costs and expenses incurred by BofA (including in its capacity as Agent) in connection with the administration and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs incurred by BofA (including in its capacity as Agent) with respect thereto; and

            pay or reimburse the Agent, the Arranger and each Bank promptly after written demand (subject to subsection 4.01(f)) for all reasonable costs and expenses (including Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).

     Company IndemnificationThe Company shall indemnify, defend and hold the Agent-Related Persons, and each Bank and each of its respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of the Agent or replacement of any Bank) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

          Payments Set Aside. To the extent that the Company makes a payment to the Agent or the Banks, or the Agent or the Banks exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Bank severally agrees to pay to the Agent upon demand its pro rata share of any amount so recovered from or repaid by the Agent.

     Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Bank.

     Assignments, Participations, Etc. (a) Any Bank may, with the written consent of the Company at all times other than during the existence of an Event of Default and the Agent, which consent of the Company and the Agent shall not be unreasonably withheld, at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Company or the Agent shall be required in connection with any assignment and delegation by a Bank to an Eligible Assignee that is an Affiliate of such Bank) (each an "Assignee") all, or any ratable part of all, of the Loans, the Commitments and the other rights and obligations of such Bank hereunder, in a minimum amount of $10,000,000; provided, however, that the Company and the Agent may continue to deal solely and directly with such Bank in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company and the Agent by such Bank and the Assignee; (ii) such Bank and its Assignee shall have delivered to the Company and the Agent an Assignment and Acceptance in the form of Exhibit G ("Assignment and Acceptance") together with any Note or Notes subject to such assignment and (iii) the assignor Bank or Assignee has paid to the Agent a processing fee in the amount of $3,500.

            From and after the date that the Agent notifies the assignor Bank that it has received (and provided its consent with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee,
(i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Bank under the Loan Documents, and (ii) the assignor Bank shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

            Within ten Business Days after its receipt of notice by the Agent that it has received an executed Assignment and Acceptance and payment of the processing fee, (and provided that it consents to such assignment in accordance with subsection 10.08(a)), the Company shall execute and deliver to the Agent, new Notes evidencing such Assignee's assigned Loans and Commitment and, if the assignor Bank has retained a portion of its Loans and its Commitment, replacement Notes in the principal amount of the Loans retained by the assignor Bank (such Notes to be in exchange for, but not in payment of, the Notes held by such Bank). Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Bank pro tanto.

            Any Bank may at any time sell to one or more commercial banks or other Persons not Affiliates of the Company (a "Participant") participating interests in any Loans, the Commitment of that Bank and the other interests of that Bank (the "originating Bank") hereunder and under the other Loan Documents; provided, however, that (i) the originating Bank's obligations under this Agreement shall remain unchanged, (ii) the originating Bank shall remain solely responsible for the performance of such obligations, (iii) the Company and the Agent shall continue to deal solely and directly with the originating Bank in connection with the originating Bank's rights and obligations under this Agreement and the other Loan Documents, and (iv) no Bank shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Banks as described in the first proviso to Section 10.01. In the case of any such participation, the Participant shall not have any rights under this Agreement, or any of the other Loan Documents, and all amounts payable by the Company hereunder shall be determined as if such Bank had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement.

            Notwithstanding any other provision in this Agreement, any Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and the Note held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR Section203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

     ConfidentialityEach Bank agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all non-public information provided to it by the Company or any Subsidiary, or by the Agent on the Company's or such Subsidiary's behalf, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Company or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Bank, or
(ii) was or becomes available on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company known to the Bank; provided, however, that any Bank may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Bank is subject or in connection with an examination of such Bank by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Agent, any Bank or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Bank's independent auditors and other professional advisors who are bound by an ethical obligation of confidentiality (it being understood that no written confidentiality agreements are required to be obtained from such auditors or other professional advisors); (G) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Banks hereunder; (H) as to any Bank or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company or any Subsidiary is party or is deemed party with such Bank or such Affiliate; and (I) to its Affiliates.

          Set-offIn addition to any rights and remedies of the Banks provided by law, if an Event of Default exists or the Loans have been accelerated, each Bank is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Bank to or for the credit or the account of the Company against any and all Obligations owing to such Bank, now or hereafter existing, irrespective of whether or not the Agent or such Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Bank agrees promptly to notify the Company and the Agent after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. All set-offs shall benefit each Bank in accordance with its Pro Rata Share and the Banks shall share any set-offs among the Banks accordingly.

          Notification of Addresses, Lending Offices, Etc. Each Bank shall notify the Agent in writing of any changes in the address to which notices to the Bank should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

          CounterpartsThis Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

          SeverabilityThe illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

          No Third Parties BenefitedThis Agreement is made and entered into for the sole protection and legal benefit of the Company, the Banks, the Agent and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

     Governing Law and Jurisdiction (a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA; PROVIDED THAT THE AGENT AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

            ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY, THE AGENT AND THE BANKS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE COMPANY, THE AGENT AND THE BANKS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE COMPANY, THE AGENT AND THE BANKS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY CALIFORNIA LAW.

     Waiver of Jury TrialTHE COMPANY, THE BANKS AND THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANY, THE BANKS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

          Entire AgreementThis Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Company, the Banks and the Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in San Francisco, California by their proper and duly authorized officers as of the day and year first above written.

     AST RESEARCH, INC.

     By:     /s/ Dennis R. Leibel
     Title:  Senior Vice President, Legal,
               Administration and Secretary

     By:     /s/Mark P. de Raad
     Title:  Vice President, Controller
               and Principal Accounting Officer

     BANK OF AMERICA NATIONAL TRUST
     AND SAVINGS ASSOCIATION,
     as Agent

     By:     /s/Wendy M. Young
     Title:  Vice President


     BANK OF AMERICA NATIONAL TRUST
     AND SAVINGS ASSOCIATION, as a Bank

     By:     /s/Kevin McMahon
     Title:  Vice President


     ROYAL BANK OF CANADA

     By:    /s/Tom J. Oberaigner
     Title:  Manager

     BANQUE NATIONALE DE PARIS

     By:     /s/Clive Bettles
     Title:  Senior Vice President and Manager

     By:     /s/Tjalling Terpstra
     Title:  Vice President


     NATIONSBANK OF TEXAS, N.A.

     By:     /s/Edwin J. Davis Jr.
     Title:  Senior Vice President

     SCHEDULE 2.01




COMMITMENTS
AND PRO RATA SHARES



                                                        Pro Rata
         Bank                     Commitment            Share

Bank of America National
Trust and Savings
Association                       $ 25,000,000           25%

Royal Bank of Canada              $ 25,000,000           25%

Banque Nationale de Paris         $ 25,000,000           25%

NationsBank of Texas, N.A.        $ 25,000,000           25%

        TOTAL                     $100,000,000          100%